Exhibit 3.1

THE COMPANIES ACTS, 1963 to 2009

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

FLEETMATICS GROUP LIMITED

(adopted by Special Resolution passed on 23 November, 2010)

1.	PRELIMINARY

The regulations contained in Parts I of Table A in the First Schedule to the Companies Act, 1963 (“Table A”) shall (with the exception of Regulations 6, 22, 24, 47, 51, 54, 75, 77, 79, 84, 86, 92, 93, 94, 95, 98, 102, 109, 115, 125, 129, 133 and 138) apply to the Company subject to the alterations thereof contained herein and shall so far as not inconsistent herewith bind the Company and the members. The regulations contained in Part II of Table A shall not apply to the Company. The reference in Regulation 130 of Part I to section 64 of the Companies Act 1963 shall be construed as a reference to section 207 of the Companies Act, 1990. References herein to “regulations” are, save where otherwise provided, references to regulations in Part I of the said Table A.

2.	PRIVATE COMPANY

The Company is a private company within the meaning of section 33 of the Companies Act, 1963 and accordingly:

(a)	the right to transfer Shares is restricted in the manner prescribed in these Articles;

(b)	the number of shareholders of the Company (exclusive of persons who are in the employment of the Company and of persons who, having been formerly in the employment of the Company, were while in such employment, and have continued after the determination of such employment to be, members of the Company) is limited to 99, so, however, that where two (2) or more persons hold one or more Shares jointly, they shall, for the purpose of this Article, be treated as a single shareholder;

(c)	any invitation to the public to subscribe for any shares or debentures of the Company is prohibited; and

(d)	the Company shall not have power to issue share warrants to bearer.

3.	INTERPRETATION

3.1	In the first line of regulation 1 after the word “regulations” the words “and in any articles adopting in whole or in part the same” shall be inserted.

3.2	Expressions in these Articles referring to writing shall, unless the contrary intention appears, be construed as including references to printing, lithography, photography and any other modes of representing or reproducing words in a visible form provided however that it shall not include writing in electronic form except as provided in these Articles and/or where it constitutes writing in electronic form sent to the Company, the directors have approved its receipt in such form. Expressions in these Articles referring to execution of any document shall include any mode of execution under seal or under hand or any mode of electronic signature as shall be approved by the directors. Expressions in these Articles referring to receipt of any electronic communications shall, unless the contrary intention appears, be limited to receipt in such manner as the directors have approved.

3.3	Unless the contrary intention appears, the use of the word “address” in these Articles in relation to electronic communications includes any number or address used for the purpose of such communications.

3.4	In these Articles, unless the context otherwise requires:

(a)	the following expressions shall have the following meanings:

“Acquisition”	shall have the meaning given to such term in Article 10.2.

“Acquisition Notice”	shall have the meaning given to such term in Article 16.1.

“Acquisition Proposal”	shall have the meaning given to such term in Article 16.1.

“Acts”	the Companies Acts, 1963 to 2009 or any statutory modification, amendment or re-enactment thereof for the time being in force.

“Additional Shares”	shall have the meaning given to such term in Article 11.8(e).

“Affiliate”	when used with reference to any Person, means any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such first Person and, when used with reference to (i) Holdings, shall also include all of the partners or members of Holdings and all of their partners or members, (ii) any Person who, or which holds Capital Shares as nominee, or on trust, for another Person (a “beneficial holder”), such beneficial holder, and (iii) any natural person, shall also include such person’s spouse, parents and descendants (whether by blood or adoption, and including stepchildren) and the spouses of such persons. “Affiliated with” shall have a correlative meaning to the term “Affiliate.”

“Aggregate Consideration”	shall have the meaning given to such term in Article 11.8(c).

“Articles”	these Articles of Association as from time to time altered by resolution of the Company.

“Asset Transfer”	shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

“Board of Directors”	means the board of directors of the Company as constituted from time to time.

“business day”	any day, other than a Saturday, Sunday or public holiday, on which clearing banks in Ireland are normally open for business.

“Company Right of First Refusal”	means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a proposed Transfer, as applicable, at the same price and on the same terms and conditions as those offered to the Prospective Transferee, as set forth in the Transfer Notice.

“Conversion Price”	shall have the meaning given to such term in Article 11.3.

“Conversion Rate”	shall have the meaning given to such term in Article 11.2.

“Convertible Securities”	shall have the meaning given to such term in Article 11.8(d)(i).

“Deferred Shares”	the non-voting, non-redeemable deferred shares of €0.01 each in the capital of the Company and “Deferred Share” means any one of them.

“directors”	the directors of the Company from time to time.

“dollar,” “$” or “US$”	the United States Dollar.

“Drag-Along Holders”	shall have the meaning given to such term in Article 16.3.

“Effective Price”	shall have the meaning given to such term in Article 11.8(e).

“euro” or “€”	the lawful currency of Ireland.

“Exercising Holders”	shall have the meaning given to such term in Article 14.3.

“First Dilutive Issuance”	shall have the meaning given to such term in Article 11.8(f).

“First New Securities Notice”	shall have the meaning given to such term in Article 5.2(c).

“Fleetmatics Entities”	the Company and each subsidiary of the Company.

“Fully Converted Basis”	(i) when used in calculating the share capital of the Company, means on the basis that all Ordinary Shares issuable upon exercise or conversion of all then outstanding shares or securities exercisable for or convertible into Ordinary Shares have been converted into Ordinary Shares and (ii) when used in calculating a number of Preferred Shares, means on the basis that all Ordinary Shares issuable upon exercise or conversion of the Preferred Shares have been converted into Ordinary Shares.

“Fully Exercising Holder”	shall have the meaning given to such term in Article 5.2(c).

“Holder Notice Period”	shall have the meaning given to such term in Article 14.2.

“Holder”	a holder of any share.

“Holdings”	Fleetmatics Investor Holdings, L.P., an exempted limited partnership formed under the laws of the Cayman Islands, or any person to whom Holdings transfers the entirety of its shareholding in the Company in accordance with these Articles.

“Initiator”	shall have the meaning given to such term in Article 16.1.

“Liquidation Event”	shall mean any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary.

“Liquidation Preference”	in respect of each Series A Preferred Share means US$4.49, in respect of each Series B Preferred Share means US$3.09, and in respect of each Series C Preferred Share means US$3.50.

“New Securities”	shall have the meaning given to such term in Article 5.2(b).

“Observer”	shall have the meaning given to such term in Article 22.9.

“Ordinary Shares”	the ordinary shares of €0.01 each in the capital of the

Company and “Ordinary Share” means any one of them.

“Original Issue Date”	shall mean the date that the first Series C Preferred Share is issued.

“Original Issue Price”	in respect of each Series A Preferred Share means US$4.49, in respect of each Series B Preferred Share means US$3.09, and in respect of each Series C Preferred Share means US$3.50.

“paid up”	in relation to a share means paid up or credited as paid up.

“Participating Holder”	shall have the meaning given to such term in Article 15.1.

“Permitted Transferee”	(i) any Affiliate of the transferor or, (ii) if the transferor is an individual, any transfer of shares, either during his or her lifetime or on death by will or intestacy to his or her spouse or member of such transferor’s immediate family, siblings, lineal antecedents or descendents, children or grandchildren (whether by blood or adoption, and including stepchildren) and the spouses of such persons), or any custodian or trustee for the account of a transferor or a transferor’s spouse or such family members, or to any trust for the benefit of such person; provided in each case that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer; or (iii) if the transferor is a Person who holds the shares on trust for an individual or individuals (a “beneficial owner”), any transfer of shares, either to any such beneficial owner, or either during his or her lifetime or on his or her death by will or intestacy to his or her spouse or member of such beneficial owners immediate family, siblings, lineal antecedents or descendents, children or grandchildren (whether by blood or adoption, and including stepchildren) and the spouses of such persons), or any custodian or trustee for the account of a beneficial owner or a beneficial owner’s spouse or such family members, or to any trust for the benefit of any such person; provided in each case that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

“Person”	any individual, bodies corporate, corporations, partnership, limited liability company, trust, unincorporated organization, association, unincorporated association, firm, joint venture, trust and investment fund (in each case whether or not having a separate legal personality), joint-stock company, governmental entity or other entity.

“Preferred Share designee”	shall have the meaning given to such term in Article 22.1(a).

“Preferred Shares”	the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares.

“Pro Rata Shares”	shall have the meaning given to such term in Article 5.2(a).

“Prospective Transferee”	any person to whom a Holder proposes to make a Transfer.

“Qualified Public Offering”	shall have the meaning given to such term in Article 5.2(f).

“Qualifying Dilutive	shall have the meaning given to such term in Article 11.8(a).

“recipient”	shall have the meaning given to such term in Article 35(a).

“Redemption Date”	shall have the meaning given to such term in Article 12.1(a).

“Redemption Notice”	shall have the meaning given to such term in Article 12.1 (b).

“Redemption Price”	shall have the meaning given to such term in Article 12.1(a).

“Relevant Agreement”	any agreement in writing relating (in whole or in part) to the management of the Company or any of its subsidiaries which is binding from time to time on the Company and/or the members and which (expressly or by implication) supplements and/or prevails over any provisions of these Articles.

“Representatives”	in relation to an individual means any person or persons who have become entitled to deal with his or her shares in consequence of his or her death, bankruptcy or mental incapacity.

“Right of Co-Sale”	shall have the meaning given to such term in Article 15.1.

“Second New Securities Notice”	shall have the meaning given to such term in Article 5.2(c).

“Secondary Notice”	written notice from the Company notifying the Holders that the Company does not intend to exercise the Company Right of First Refusal as to all shares of Transfer Stock with respect to any proposed Transfer and it shall include all the information and certifications required in the Transfer Notice and shall additionally identify the Transfer Stock that the Company has declined to purchase and briefly describe the Holder’s Secondary Refusal Right and tag-along rights with respect to the proposed Transfer.

“Secondary Refusal Right”	the right, but not an obligation, of each Holder to purchase up to its pro rata share of any Transfer Stock not purchased pursuant to the Company’s Right of First Refusal, on the terms and conditions specified in the Transfer Notice.

“Series A Preferred Shares”	the series A preferred redeemable shares of €0.01375178 each in the capital of the Company and “Series A Preferred Share” means any one of them.

“Series B Preferred Shares”	the series B preferred redeemable shares of €0.01375178 each in the capital of the Company and “Series B Preferred Share” means any one of them.

“Series C Preferred Shares”	the series C preferred redeemable shares of €0.01 each in the capital of the Company and “Series C Preferred Share” means any one of them.

“Share Option Plan”	the rules of the share option plan of the Company as in force and in operation on or before the date of adoption of these Articles.

“Share” or “share”	an issued share in the capital of the Company of whatever class.

“Subsequent Dilutive Issuance”	shall have the meaning given to such term in Article 11.8(f).

“Third-Party Offeror”	shall have the meaning given to such term in Article 16.1.

“Transfer Notice”	written notice given pursuant to Articles 14 or 15 below setting forth the terms and conditions of a Transfer, including (i) a description of the Transfer Stock, (ii) the name(s) and address(es) of the Prospective Transferee(s), (iii) the consideration and (iv) the material terms and conditions upon which the Transfer is to be made. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the Transfer.

“Transfer Stock”	Shares subject to a Transfer.

“Transfer”	any sale, offer to sell, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfers by bequest, disposition of or any other like transfer of any shares (or any interest therein) proposed by any Holder, including but not limited to transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of the creditors, whether voluntary, involuntary or by operation of law.

“Unpurchased Securities”	shall have the meaning given to such term in Article 5.2(c).

(b)	words or expressions the definitions of which are contained or referred to in the Acts shall be construed as having the meaning thereby attributed to them;

(c)	words importing the singular shall include the plural; words importing any gender shall include every gender; and words importing persons shall include bodies corporate and unincorporate; and (in each case) vice versa;

(d)	wherever the word “include,” “includes,” or “including” is used in these Articles, it shall be deemed to be followed by the words “without limitation”; and

(e)	references to Articles are references to these Articles and references to paragraphs and sub-paragraphs are, unless otherwise stated, references to paragraphs of these Articles or references to sub-paragraphs of the paragraph in which the reference appears.

4.	SHARE CAPITAL

4.1	The authorised share capital of the Company is €1,084,574.75 divided into 65,942,606 Ordinary Shares, 8,908,904 Series A Preferred Shares, 6,150,095 Series B Preferred Shares, 19,575,735 Series C Preferred Shares and 2,230,330 Deferred Shares.

4.2	Without prejudice to any special rights conferred on the holders of any existing shares or class of shares and subject to the provisions of the Acts, any share may be issued with such rights or restrictions as the Company may by ordinary resolution determine.

4.3	Subject to the provisions of the Acts, redeemable shares may be issued by the Company and redeemed accordingly.

4.4	Subject to the provision of the Acts, the Company may purchase its own shares (including any redeemable shares) and enter into a contingent purchase contract for the purchase of its shares and subject as aforesaid the Company may cancel any shares so purchased or may hold them as treasury shares and, subject to the prior consent of the holders of a majority of the Preferred Shares voting together as a single class on a Fully Converted Basis having been obtained, may reissue any such treasury shares as shares of any class or classes. Subject to the prior consent of the holders of a majority of the Preferred Shares voting together as a single class on a Fully Converted Basis having been obtained, neither the Company nor the directors shall be required to select the shares to be purchased rateably or in any other particular manner as between the holders of shares of the same class or as between them and the holders of shares of any other class or in accordance with the rights as to dividends or capital conferred by any class of shares.

4.5	The special rights attached to any class of share or shares may not be varied nor abrogated either while the Company is a going concern or during or in contemplation of a winding-up, without the consent in writing of the holders of 75 per cent or more of the issued shares of that class or an extraordinary resolution passed at a separate general meeting of the holders of the class sanctioning that variation or abrogation.

4.6	The Company may pay commission to any person in consideration of a person subscribing or agreeing to subscribe, whether absolutely or conditionally, for any shares in the Company or procuring or agreeing to procure subscriptions, whether absolute or conditional, for any shares in the Company on such terms and subject to such conditions as the directors may determine, including, without limitation, by paying cash or allotting and issuing fully or partly paid shares or any combination of the two. The Company may also, on any issue of shares, pay such brokerage as may be lawful.

4.7	The Ordinary Shares and the Preferred Shares shall rank pari passu in respect of dividends, and dividends shall be paid pro rata according to the number of such shares held by each Holder respectively (in the case of Preferred Shares, as though they had been fully converted into Ordinary Shares in accordance with Article 11).

5.	ISSUE OF NEW SHARES/RIGHT OF FIRST OFFER

5.1	Subject to the terms and conditions in this Article 5 and the provisions of Article 8.2, the Board of Directors are generally and unconditionally authorised to exercise all the powers of the Company to allot relevant securities (as defined for the purpose of section 20 of the Companies (Amendment) Act, 1983) up to an amount equal to the authorised but as yet unissued share capital of the Company as at the date of adoption of these Articles. The authority hereby conferred shall expire five years from such date unless previously renewed, revoked or varied by the Company in general meeting, save that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after the authority has expired and the Board of Directors may allot relevant securities in pursuance of such offer or agreement as if the authority hereby conferred had not expired. The pre-emption provisions of sub-section (1), of section 23 of the Companies (Amendment) Act, 1983 shall not apply to any allotment by the Company of equity securities (within the meaning of the said section 23).

5.2	Right of First Refusal Regarding New Securities.

(a)	The Company hereby grants to each Holder a right of first refusal to purchase its Pro Rata Share of any New Securities (as defined in Article 5.2(b)) which the Company may, from time to time, propose to sell and issue. A Holder may assign or transfer such rights of first refusal to an Affiliate. For the purposes of this right of first refusal the term “Pro Rata Share,” means that proportion of the New Securities as equals the proportion that the total number of Ordinary Shares then held by such Holder calculated on a Fully Converted Basis bears to the sum of the total number of Ordinary Shares then outstanding calculated on a Fully Converted Basis.

(b)	Except as set forth below, “New Securities” shall mean any shares of the Company, including treasury shares, Ordinary Shares, and Preferred Shares, whether authorised or not, and rights, options or warrants to purchase Ordinary Shares, Preferred Shares and securities of any type whatsoever that are, or may become, convertible into Ordinary Shares or Preferred Shares issued after the date hereof. Notwithstanding the foregoing, “New Securities” does not include: (i) shares or securities offered to the public generally pursuant to a public offer prospectus; or (ii) any Ordinary Shares or related options convertible into or exercisable for Ordinary Shares issued to employees, officers and directors of, and consultants, customers and vendors to, the Company, pursuant to any arrangement approved by the directors, provided that the number of such Ordinary Shares shall not exceed the number of shares allocated or reserved for issuance under the Company’s option or share incentive plan or plans.

(c)	In the event the Company proposes to undertake an issuance of New Securities, it shall give each Holder written notice of its intention, describing the amount and type of New Securities and the price and terms upon which the Company proposes to issue the same (the “First New Securities Notice”). Each Holder shall have twenty (20) business days from the date of receipt of the First New Securities Notice to agree to purchase up to its respective Pro Rata Share of such New Securities, for the price and upon the terms specified in the First New Securities Notice by giving written notice to the Company to that effect and stating therein the maximum number of New Securities it is prepared to purchase. If any Holder fails to purchase its full Pro Rata Share then the Company shall give written notice (the “Second New Securities Notice”) to each of those Holders who have agreed to purchase their full Pro Rata Share (each, a “Fully Exercising Holder”) of the number of New Securities which remain unpurchased (the “Unpurchased Securities”). Each Fully Exercising Holder shall have twenty (20) days from the date of receipt of the Second New Securities Notice to agree to purchase all or any of the Unpurchased Securities by giving written notice to the Company to that effect and stating therein the maximum number of the Unpurchased Securities it is prepared to purchase. In the event of competition between the Fully Exercising Holders for the Unpurchased Securities, the Unpurchased Securities shall be allocated among such Fully Exercising Holders, pro rata to their respective shareholdings in the Company calculated on a Fully Converted Basis, provided that no Fully Exercising Holder shall be obliged to purchase more Unpurchased Securities than the maximum number specified in its notice to the Company.

(d)

In the event that all of the New Securities are not purchased pursuant to the provisions of Article 5.2(c), the Company shall have ninety (90) days thereafter to sell such New Securities not so purchased to a third party, provided such sale shall be at the same price and otherwise on the same terms as those on which the New Securities were offered to the Holders. In the event that the Company has not sold all of such New Securities within the said ninety (90) day period, then it shall not be entitled to sell any further New Securities after the expiry of the said period without first offering them to Holders pursuant to Articles 5.2(a) to (c).

(e)	In the event that the Company grants pre-emptive rights, rights of first refusal or other rights to participate in future issuances of the Company’s shares that are superior to the participation rights granted hereunder, Holdings shall be granted such rights on the same terms.

(f)	The right of first refusal set out in this Article 5.2 shall terminate on and be of no further force or effect immediately prior to the effectiveness of the registration statement for a firmly underwritten public offering of Ordinary Shares, provided that the public offering results in aggregate gross cash proceeds to the Company greater than US$50,000,000 and the public offering price per Ordinary Shares is not less than US$9.27, as adjusted for any share capital subdivision or consolidation (a “Qualified Public Offering”).

6.	LIEN

The lien conferred by regulation 11 shall attach also to fully paid up shares and the Company shall also have a first and paramount lien on all shares, whether fully paid up or not, standing registered in the name of any person indebted or under liability to the Company, whether he shall be the sole registered holder thereof or shall be one of two (2) or more joint holders for all moneys presently payable by him or his estate to the Company. Regulation 11 shall be modified accordingly.

7.	CALLS

The liability of any member in default in respect of a call shall be increased by the addition of the words “and all expenses that may have been incurred by the Company by reason of non-payment of the call” after the words “as the Board of Directors may determine” in regulation 18 and the words “and expenses” shall be added after the words “of such interest” in the last line of this regulation.

8.	VOTING RIGHTS.

8.1

General Rights. Each holder of Preferred Shares shall be entitled to the number of votes equal to the nearest whole number of Ordinary Shares into which such Preferred Shares could be converted (pursuant to Article 11 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Ordinary Shares and shall be entitled to notice of any shareholders’ meeting in accordance with the provisions of these Article. Except as otherwise provided herein or as required by law, the Preferred Shares shall vote together with the Ordinary Shares at any annual or extraordinary general meeting of the shareholders as one class and not as a separate class, and may act by written consent in the same manner as the Ordinary Shares. Except as otherwise required by law, and subject to the ability of shareholders to approve matters by written resolution pursuant to Article 19.1, any resolution or action requiring a vote of Holders shall require the vote of a majority of the votes cast (either in person or by proxy) at any meeting held to vote on such resolution or action.

8.2	Separate Vote of Preferred Shares. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the issued Preferred Shares voting together as a single class on a Fully Converted Basis shall be necessary for effecting or validating the following actions (whether by merger, recapitalisation or otherwise):

(a)	any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or proceeds distributed upon a sale or liquidation of the Company senior to or on a parity with the Series A Preferred Shares, the Series B Preferred Shares or the Series C Preferred Shares;

(b)	any amendment of these Articles or any Relevant Agreement;

(c)	any action that increases or decreases the authorised number of directors;

(d)	any Liquidation Event (as defined below) or any merger, acquisition, or sale by the Company or any subsidiary of voting control or sale of substantially all of the assets of the Company or any subsidiary;

(e)	the authorisation and/or issuance of any shares of capital stock of any class or series;

(f)	the acquisition of any business or entity by the Company;

(g)	the adoption of any equity incentive plan for employees or any increase in the authorised shares under any equity incentive plan;

(h)	any borrowing resulting in the Company’s consolidated indebtedness exceeding US$5,000,000 at any time;

(i)	any public offering of any shares by the Company or any subsidiary; and

(j)	the declaration or payment of a dividend or other distribution on the Ordinary Shares (other than a dividend payable solely in Ordinary Shares);

8.3	Separate Vote of Series A Preferred Shares. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the issued Series A Preferred Shares voting together as a single class on a Fully Converted Basis shall be necessary for effecting or validating the following actions (whether by merger, recapitalisation or otherwise):

8.3.1	any amendment to or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Shares; and

8.3.2	any action that authorises, creates or issues any class of shares or stock having any rights, preferences or privileges superior to the Series A Preferred Shares.

8.4	Separate Vote of Series B Preferred Shares. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the issued Series B Preferred Shares voting together as a single class on a Fully Converted Basis shall be necessary for effecting or validating the following actions (whether by merger, recapitalisation or otherwise):

8.4.1	any amendment to or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred Shares; and

8.4.2	any action that authorises, creates or issues any class of shares or stock having any rights, preferences or privileges superior to the Series B Preferred Shares.

8.5	Separate Vote of Series C Preferred Shares. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the issued Series C Preferred Shares voting together as a single class on a Fully Converted Basis shall be necessary for effecting or validating the following actions (whether by merger, recapitalisation or otherwise):

8.5.1	any amendment to or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series C Preferred Shares; and

8.5.2	any action that authorises, creates or issues any class of shares or stock having any rights, preferences or privileges superior to the Series C Preferred Shares.

9.	LIQUIDATION RIGHTS.

9.1	Upon any Liquidation Event, before any distribution or payment shall be made to the holders of any Ordinary Shares, the holders of Preferred Shares shall be entitled to be paid out of the assets of the Company legally available for distribution (whether in cash, securities or other property) for each Preferred Share held by them, an amount per Preferred Share equal to the Liquidation Preference of such Preferred Share. If, upon any Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Preferred Shares of the Liquidation Preference to which they are entitled, then such assets (or consideration) shall be distributed among the holders of the Preferred Shares at that time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

9.2	After the payment of the full Liquidation Preference to the holders of the Preferred Shares, the remaining assets of the Company legally available for distribution in such Liquidation Event (or the consideration received in such transaction), if any, shall be distributed rateably to the holders of the Ordinary Shares. For the avoidance of doubt, the Preferred Shares shall not be entitled to participate in any surplus remaining after the payment of the full Liquidation Preference.

10.	ASSET TRANSFER OR ACQUISITION RIGHTS.

10.1	In the event that the Company is a party to an Acquisition or Asset Transfer, then the directors shall procure that the Acquisition or Asset Transfer is structured so that each holder of Preferred Shares shall be entitled to receive, for each Preferred Share then held by such holder, out of the proceeds of such Acquisition or Asset Transfer, the greater of (i) an amount equal to the Liquidation Preference for such Preferred Share (whether in cash, securities or other property), and (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Ordinary Shares immediately prior to such Acquisition or Asset Transfer.

10.2	For the purposes of these Articles an “Acquisition” shall mean (i) any consolidation or merger of, or reorganisation, compromise or arrangement involving, the Company with or into any other corporation or other entity or person, or any other corporate reorganisation, other than any such consolidation, merger, reorganisation, compromise or arrangement in which the issued share capital of the Company immediately prior to such consolidation, merger, reorganisation, compromise or arrangement continues to represent at least a majority of the voting power of the surviving entity or the ultimate holding company of the Company in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger, reorganisation, compromise or arrangement; or (ii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the voting power attaching to the issued share capital of the Company is transferred or acquired; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

10.3	In any Acquisition or Asset Transfer, subject as hereinafter provided, if the consideration to be received is securities of a corporation or other property other than cash, then the Board of Directors shall determine the valuation of the non-cash consideration assets. The Company shall, upon the date the valuation is determined by the Board of Directors, give prompt written notice to each shareholder of the Company of the valuation.

10.4	Notwithstanding Article 10.3 above, any securities to be distributed to the shareholders shall be valued as follows:

(a)	if the securities are publicly traded and immediately tradable by the shareholders free and clear of any investment letter, transfer or other restrictions on marketability:

(i)	if the securities are traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange, or the last reported sale prices on such securities exchange, as the case may be, over the thirty (30) day period ending three (3) business days prior to the closing of any such Acquisition or Asset Transfer; or

(ii)	if the securities are actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) business days prior to the closing of any such Acquisition or Asset Transfer;

“business days,” for the purposes of this Article 10.4 only, shall mean days on which such securities exchange or over-the-counter market are open for business; and

(b)	the method of valuation of securities subject to investment letter, transfer or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value as determined in accordance with Article 10.4(a)(i) or (ii) above to reflect such restriction. Such discount shall be determined in accordance with the procedures set forth in Article 10.3.

11.	CONVERSION RIGHTS.

The holders of the Preferred Shares shall have the following rights with respect to the conversion of the Preferred Shares into Ordinary Shares:

11.1	Optional Conversion. Subject to and in compliance with the provisions of this Article 11, any Preferred Shares may, at the option of the holder, be converted at any time into fully-paid Ordinary Shares. The number of Ordinary Shares into which a holder of Preferred Shares shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Conversion Rate” then in effect (determined as provided in Article 11.2) by the number of Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares being converted.

11.2	Conversion Rate. The conversion rate in effect at any time for conversion of the Preferred Shares into Ordinary Shares (the “Conversion Rate”) shall be the quotient obtained by dividing the applicable Original Issue Price by the applicable “Conversion Price” calculated as provided in Article 11.3.

11.3	Conversion Price. The conversion price shall initially be US$2.80625 per share for each Series A Preferred Share, US$3.09 per share for each Series B Preferred Share and US$3.50 per share for each Series C Preferred Share (“Conversion Price”). Such initial Conversion Price shall be adjusted from time to time in accordance with this Article 11. All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.

11.4	Mechanics of Conversion. Each holder of Preferred Shares who desires to convert the same into Ordinary Shares pursuant to this Article 11 shall surrender the certificate or certificates therefor, duly endorsed, at the registered office of the Company or the office of any transfer agent for the Preferred Shares, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares being converted. Thereupon, such number of Preferred Shares shall be converted by means of consolidation and sub-division so that the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for:

(a)	the number of Ordinary Shares as is equal to the product of the number of Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares being converted multiplied, in each case, by the applicable Conversion Rate; and

(b)	if the aggregate par value of the Preferred Shares being converted is less than the aggregate par value of the Ordinary Shares required to be . issued under paragraph, (a) above, the directors shall, pursuant to the authority given by these Articles, capitalise and apply any sum for the time being standing to the credit of any of the Company’s reserves (including any capital redemption reserve fund or share premium account) or to the credit of the profit and loss account in or towards paying up the amount required to ensure that the par value of such Ordinary Shares is treated as fully paid up.

Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the Preferred Shares to be converted, and the person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such date. The consolidation and sub-division required for the conversion of Preferred Shares pursuant to this Article shall be deemed to be effected pursuant to section 68 of the Companies Act 1963 and the authority given by the resolution adopting this Article.

11.5	Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the Original Issue Date the Company effects a subdivision of the Ordinary Shares in issue without a corresponding subdivision of any of the Preferred Shares, the applicable Conversion Price of such Preferred Shares in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the Ordinary Shares in issue into a smaller number of shares without a corresponding combination of any of the Preferred Shares, the applicable Conversion Price of such Preferred Shares, in effect immediately before the combination shall be proportionately increased. Any adjustment under this Article 11.5 shall become effective at the close of business on the date the subdivision or combination becomes effective.

11.6	Adjustment for Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Company pays to holders of Ordinary Shares a dividend or other distribution in additional Ordinary Shares without a corresponding dividend or other distribution to any holders of Preferred Shares, the Conversion Price of such applicable Preferred Shares then in effect shall be decreased as of the time of such issuance, as provided below:

(a)	The Conversion Price of each series of Preferred Shares shall be adjusted by multiplying the Conversion Price then in effect by a fraction:

(i)	the numerator of which is the total number of Ordinary Shares issued immediately prior to the time of such issuance, and

(ii)	the denominator of which is the total number of Ordinary Shares issued immediately prior to the time of such issuance plus the number of Ordinary Shares issuable in payment of such dividend or distribution;

(b)	If the Company fixes a record date to determine which holders of Ordinary Shares are entitled to receive such dividend or other distribution, the Conversion Price shall be fixed as of the close of business on such record date and the number of Ordinary Shares shall be calculated immediately prior to the close of business on such record date; and

(c)	If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Article 11.6 to reflect the actual payment of such dividend or distribution.

11.7

Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date the Ordinary Shares issuable upon the conversion of the Preferred Shares are changed into the same or a different number of shares of any class or classes of stock, whether by recapitalisation, reclassification, exchange, substitution, reorganisation, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer or a subdivision or combination of shares or stock dividend provided for elsewhere in this Article 11), then, in any such event, each holder of Preferred Shares shall thereafter have the right to convert the Preferred Shares held by it into the kind and amount of shares, stock and other securities and property receivable upon such recapitalisation, reclassification, exchange, substitution, reorganisation, merger, consolidation or other change which would have been received by a holder of the maximum number of Ordinary Shares into which the Preferred Shares held by such holder could have been converted immediately prior to such recapitalisation, reclassification, exchange, substitution, reorganisation, merger, consolidation or change, all subject to further adjustment as provided herein. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 11 with respect to the rights of the holders of Preferred Shares after the capital reorganisation to the end that the provisions of this Article 11 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Shares) shall be applicable after that event and be as nearly equivalent as practicable.

11.8	Issue or Sale of Shares Below Conversion Price.

(a)	If at any time or from time to time on or after the Original Issue Date the Company issues or sells, or is deemed by the express provisions of this Article 11.8 to have issued or sold, Additional Shares (as defined below), other than as provided in Articles 11.5, 11.6 or 11.7 above, for an Effective Price (as defined below) less than the then effective Conversion Price for a series of the Preferred Shares (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Conversion Price for such series of Preferred Shares shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the then existing Conversion Price for such series of Preferred Shares by a fraction:

(i)	the numerator of which shall be (A) the number of Ordinary Shares deemed in issue (as determined below) immediately prior to such issue or sale, plus (B) the number of Ordinary Shares which the Aggregate Consideration (as defined below) received or deemed “received by the Company for the total number of Additional Shares so issued would purchase at such then existing Conversion Price, and

(ii)	the denominator of which shall be the number, of Ordinary Shares deemed in issue (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares so issued.

For the purposes of paragraphs (i) and (ii) above, the number of Ordinary Shares deemed to be in issue as of a given date shall be the sum of (A) the number of Ordinary Shares in issue, (B) the number of Ordinary Shares into which the Preferred Shares then in issue could be converted if fully converted on the day immediately preceding the given date, and (C) the number of Ordinary Shares which are issuable upon the exercise or conversion of all other rights, options and convertible shares or securities outstanding on the day immediately preceding the given date.

(b)	No adjustment shall be made to any Conversion Price in an amount less than one cent per share. Any adjustment required by this Article 11.8 shall be rounded to the nearest one cent per share. Any adjustment otherwise required by this Article 11.8 that is not required to be made due to the preceding two (2) sentences shall be included in any subsequent adjustment to the Conversion Price for the applicable series of Preferred Shares.

(c)	For the purpose of making any adjustment required under this Article 11.8, the aggregate consideration received by the Company for any issue or sale of shares (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares or Convertible Securities are issued or sold together with other shares, stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares, Convertible Securities or rights or options.

(d)	For the purpose of the adjustment required under this Article 11.8:

(i)	(i) If the Company issues or sells (x) shares, stock, options, warrants, purchase rights or other securities convertible into Additional Shares (such convertible shares, stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares or Convertible Securities and if the Effective Price of such Additional Shares is less than the then-effective Conversion Price for a series of Preferred Shares, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A)	in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B)	in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(ii)	If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(iii)	No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall “expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares so issued were the Additional Shares, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Shares.

(e)	For the purpose of making any adjustment to the Conversion Price of a series of Preferred Shares required under this Article 11.8, “Additional Shares” shall mean all Ordinary Shares issued by the Company or deemed to be issued pursuant to this Article 11.8 (including Ordinary Shares subsequently reacquired or retired by the Company), other than:

(i)	Ordinary Shares issued upon conversion of the Preferred Shares;

(ii)	Ordinary Shares or Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors;

(iii)	Ordinary Shares issued pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date;

(iv)	Ordinary Shares or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board of Directors;

(v)	Ordinary Shares or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board of Directors;

(vi)	Ordinary Shares or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company, provided that the issuance of shares has been approved by the Board of Directors; and

(vii)	Ordinary Shares or Convertible Securities issued in connection with strategic, transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing, distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Board of Directors.

References to Ordinary Shares in the subsections of this paragraph (e) above shall mean all Ordinary Shares issued by the Company or deemed to be issued pursuant to this Article 11.8. The “Effective Price” of Additional Shares shall mean the quotient determined by dividing the total number of Additional Shares issued or sold, or deemed to have been issued or sold by the Company under this Article 11.8, into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Article 11.8, for such Additional Shares. In the event that the number of Additional Shares or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(f)

In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance, the applicable Conversion Price of each series of Preferred Shares shall be reduced to the respective Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

11.9	Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price of a series of Preferred Shares for the number of Ordinary Shares or other shares or securities issuable upon conversion of such Preferred Shares, if such Preferred Shares are then convertible pursuant to this Article 11, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such Preferred Shares so requesting at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares issued or sold or deemed to have been issued or sold, (ii) the Conversion Price for such series of Preferred Shares at the time in effect, (iii) the number of Additional Shares and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of such Preferred Shares. Failure to request or provide such notice shall have no effect on any such adjustment.

11.10

Notices of Record Date. Upon (a) any taking by the Company of a record of the holders of any class of shares or securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (b), any Liquidation Event, Acquisition or other capital reorganisation of the Company, any reclassification or recapitalisation of the share capital of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Shares at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding Preferred Shares voting as a single class on a Fully Converted Basis) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution or any vote of holders of shares with respect to any such Liquidation Event, Acquisition or other capital reorganisation of the Company, any reclassification or recapitalisation of the share capital of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, (B) the date on which any such Liquidation Event, Acquisition, reorganisation, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Ordinary Shares (or other shares or securities) shall be entitled to exchange their

Ordinary Shares (or other shares or securities) for shares or securities or other property deliverable upon such Liquidation Event, Acquisition, reorganisation, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

11.11	Automatic Conversion.

(a)	Each Preferred Share shall automatically be converted into Ordinary Shares, based on the then-effective Conversion Price for such Preferred Share, (1) at any time upon the affirmative election of the holders of at least a majority of the then outstanding Preferred Shares, voting together as a single class on a Fully Converted Basis, or (2) immediately upon the closing of a firmly underwritten public offering pursuant to a Qualified Public Offering.

(b)	Upon the occurrence of either of the events specified in Article 11.11(a) above, the outstanding Preferred Shares shall be converted automatically without any further action by the holders of such shares or any resolution of the Company’s shareholders and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the Ordinary Shares issuable upon such conversion unless the certificates evidencing such Preferred Shares are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Shares, the holders of the Preferred Shares shall surrender the certificates representing such shares at the registered office of the Company or the office of any transfer agent for the Preferred Shares. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of Ordinary Shares into which the Preferred Shares surrendered were convertible on the date on which such automatic conversion occurred.

11.12	Fractional Shares. No fractional Ordinary Shares shall be issued upon conversion of any Preferred Shares. All Ordinary Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

11.13

Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorised but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorised but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company will take such corporate action as may be necessary to increase its authorised but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

11.14	Notices. Any notice required by the provisions of this Article 11 shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognised overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

11.15	Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which such Preferred Shares so converted were registered.

12.	REDEMPTION.

12.1	Subject to compliance with all applicable law, the Company shall redeem the Preferred Shares as follows:

(a)

The holders of at least a majority of the then outstanding Preferred Shares, voting together as a single class on a Fully Converted Basis, may require the Company, to the extent it may lawfully do so, to redeem all of the then outstanding Preferred Shares in three (3) equal annual installments beginning on the date following the fourth (4th) anniversary of the Original Issue Date, and ending on the-date two (2) years from such first redemption date (each installment date being hereinafter referred to as a “Redemption Date”); provided that the Company shall receive at least six (6) months prior to the first such Redemption Date written notice of such election of the Preferred Shares. The Company shall effect such redemptions on each Redemption Date by paying in cash in exchange for the Preferred Shares to be redeemed on such Redemption Date a respective price per share equal to the applicable Original Issue Price for such Preferred Shares. The aggregate amount to be paid for the Preferred Shares to be redeemed on a Redemption Date is hereinafter referred to as the “Redemption Price.” The number of Preferred Shares of each series that the Company shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (1) the aggregate number of Preferred Shares such series outstanding immediately prior to the Redemption Date by (2) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies).

Preferred Shares of each series subject to redemption pursuant to this Article 12.1 shall be redeemed from each holder of Preferred Shares of such series on a pro rata basis, based on the number of Preferred Shares of such series then held.

(b)	At least thirty (30) days but no more than sixty (60) days prior to the first Redemption Date, the Company shall send a notice (a “Redemption Notice”) to all holders of Preferred Shares to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Company does not have sufficient funds legally available to redeem all Preferred Shares to be redeemed at the Redemption Date (including, if applicable, those to be redeemed at the option of the Company), then it shall so notify such holders and shall redeem such Preferred Shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining Preferred Shares to be redeemed as soon as sufficient funds are legally available.

12.2	On or prior to any Redemption Date, the Company shall deposit the Redemption Price of all Preferred Shares to be redeemed on such Redemption Date with a bank or trust company having aggregate capital and surplus in excess of US$100,000,0005 as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the Preferred Shares to be redeemed to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Company pursuant to this Article 12.2 for the redemption of Preferred Shares thereafter converted into Ordinary Shares pursuant to Article 11 hereof no later than the fifth (5th) day preceding the applicable Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this Article 12.2 remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Company promptly upon its written request.

12.3

On or after each such Redemption Date, each holder of Preferred” Shares to be redeemed shall surrender such holder’s certificates representing such Preferred Shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such Preferred Shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the Preferred Shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Company is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as a holder of Preferred Shares (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such Preferred Shares redeemed on such Redemption Date; provided that in the event that Preferred Shares are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such Preferred Shares shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

12.4	In the event of a call for redemption of any Preferred Shares, the conversion rights for such Preferred Shares set out in Article 11 shall terminate as to the Preferred Shares designated for redemption at the close of business on the last business day preceding the applicable Redemption Date, unless default is made in payment of the Redemption Price.

13.	TRANSFER OF SHARES

13.1	Subject to the terms of Articles 14, 15 and 16 of these Articles, each Holder agrees that, prior to making any Transfer of any shares (other than a Transfer to the Company or to another Holder as required or permitted by these Articles), such Holder will give written notice to the Company describing the manner and terms of such proposed Transfer, the identity of the proposed transferee and such other information as the Company may reasonably request. Notwithstanding anything else contained herein, provided that the Holder satisfies its obligations to the other Holders as set forth in Articles 14, 15 and 16, the shares held by such Holder are freely transferable subject only to compliance with any applicable securities laws.

13.2	Notwithstanding the foregoing or anything to the contrary herein, the restrictions on Transfer set forth in Articles 14, 15 and 16 shall not apply:

(a)	to a repurchase of Shares from a Holder by the Company;

(b)	to a transfer of Shares to any Permitted Transferee;

provided, however, that as a condition to any such permitted transfer, the transferee (i) shall agree in writing that such transferred Shares remain subject to these Articles and that such transferee shall be treated as a Holder for all purposes of these Articles and (ii) shall become a party to and agree to be bound by the terms and conditions of any Relevant Agreements by and between the Company and any Holder as of the date of such transfer.

14.	NOTICE OF SALES; RIGHT OF FIRST REFUSAL

14.1	Company Right of First Refusal. Subject to compliance with applicable law, each Holder hereby unconditionally and irrevocably grants to the Company the Company Right of First Refusal and each Holder hereby unconditionally and irrevocably agrees to vote in favour of any resolution required to give effect to the Company Right of First Refusal. Each Holder proposing to make a Transfer must first deliver a Transfer Notice to the Company and each other Holder at least sixty (60) days prior to the proposed closing of such Transfer. The Company may exercise its Company Right of First Refusal by delivering a notice to this effect to the selling Holder no later than fifteen (15) days after its receipt of the Transfer Notice. If the Company fails to purchase any or all of the Transfer Stock by exercising the option granted in this Article 14.1 within the period provided, the remaining Transfer Stock shall be subject to the option granted to Holders pursuant to Article 14.2.

14.2	Grant of Secondary Refusal Right to Holders. Each Holder hereby unconditionally and irrevocably grants to each other Holder the Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to the Company Right of First Refusal. If the Company does not exercise the Company Right of First Refusal with respect to all Transfer Stock, the Company shall deliver a Secondary Notice to each Holder to that effect no later than fifteen (15) days after the Company’s receipt of the Transfer Notice. Any Holder may exercise its Secondary Refusal Right by delivering a notice in writing to that effect to the selling Holder and the Company within fifteen (15) days after its receipt of the Secondary Notice (the “Holder Notice Period”). A Holder who chooses to exercise the Secondary Refusal Right (including any underscription purchase rights under Article 14.3 below) may designate as purchasers under such right itself or its partners or members or affiliates, including Affiliates, in such proportions as it deems appropriate.

14.3	Undersubscription of Transfer Stock. If the Company Right of First Refusal and the Secondary Refusal Right have been exercised by the Company and the Holders with respect to some but not all of the Transfer Stock by the end of the Holder Notice Period, then the Company shall, promptly after the expiration of the Holder Notice Period, send written notice to those Holders who exercised their Secondary Rights of First Refusal (the “Exercising Holders”), which notice shall set forth the number of remaining shares of Transfer Stock, offering such Exercising Holder the additional right to purchase all or any part of such unpurchased shares of Transfer Stock on the terms and conditions set forth in the Transfer Notice. To exercise such right, the Exercising Holder shall deliver a notice in writing to this effect to the selling Holder and the Company within ten (10) days after the expiration of the Holder Notice Period indicating the maximum number of unsubscribed shares that the Exercising Holder intends to purchase. In the event there are two (2) or more such Exercising Holders that choose to exercise such right for a total number of remaining shares in excess of the number available, the remaining shares available for purchase shall be allocated to such Exercising Holders pro rata to their respective shareholdings in the Company calculated on a Fully Converted Basis. If the right to purchase such remaining shares is exercised in full by the Exercising Holders, the Company shall immediately notify all of the Exercising Holders of that fact.

14.4	Failure to Fully Exercise Rights. In the event that after the exercise by the Company and the Holders of their respective rights pursuant to Articles 14.1, 14.2 and 14.3, the Company and/or some or all of the Holders have agreed to purchase some but not all of the Transfer Stock, then the selling Holder shall not be required to sell any of the Transfer Stock to the Company or any of the Holders and, subject to Article 13.1 and Article 15, the selling Holder may Transfer all (but not less than all) of the Transfer Stock to the Proposed Transferees at the same price and upon the same terms and conditions specified in the Transfer Notice.

14.5	Consideration; Closing. Payment of the purchase price for the Transfer Stock shall be payable, in the same form of consideration as set forth in the Transfer Notice. If the consideration proposed to be paid for the Transfer Stock in the Transfer Notice is other than cash, the fair market value of the consideration shall be determined in good faith by the Board of Directors. The closing of the purchase of the Transfer Stock by the Company and/or the Holders shall take place, and all payments from the Company and/or the Holders shall be delivered to the selling Holder, by the later of (i) the date specified in the Transfer Notice as the intended date of the proposed Transfer and (ii) sixty (60) days after delivery of the Transfer Notice.

14.6	Application of Rights of First Refusal. The first refusal rights provided in this Article 14 shall not apply:

(a)	to any Transfer to the Company;

(b)	to any Transfer by a Holder to a Permitted Transferee of such Holder;

(c)	to any Transfer by any Holder to which Article 15 applies; or

(d)	to any Transfer by any Holder to which Article 16 applies.

15.	RIGHTS OF CO-SALE (Tag-Along Rights)

15.1	If and only to the extent that the Transfer Stock is comprised of Ordinary Shares (other than Ordinary Shares that were issued upon conversion of Preferred Shares), and such Ordinary Shares subject to a Transfer are not purchased in full pursuant to Article 14 above, and such Ordinary Shares are thereafter to be sold to a Prospective Transferee, then each Holder shall have a right to participate in such sale on the terms provided herein (a “Right of Co-Sale”), and may exercise such Right of Co-Sale by delivering to the selling Holder written notice to that effect within the Holder Notice Period (each such Holder, a “Participating Holder”). Such notice to the selling Holder shall indicate the number of Ordinary Shares, Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares that the Participating Holder wishes to sell under his, her or its Right of Co-Sale pursuant to this Article 15.1. To the extent one or more of the Holders exercise such Right of Co-Sale in accordance with the terms and conditions set forth below, the number of shares of Transfer Stock that the Participating Holder may sell in the Transfer shall be correspondingly reduced. (A Holder may, if it chooses, exercise all or any combination of its Secondary Refusal Right under Article 14.2, any undersubscription rights under Article 14.3 and its Right of Co-Sale under this Article 15.1 in one or more written notices to the selling Holder).

15.2

Each Participating Holder who timely exercises his, her or its Right of Co-Sale may include in the Transfer up to a number of Ordinary, Shares, Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares equal to (a) the number of Ordinary Shares subject to the proposed Transfer, multiplied by (b) a fraction, (x) the numerator of which is the number of Ordinary Shares owned or issuable upon conversion or exercise of all convertible or exercisable shares or securities owned by such Participating Holder immediately before consummation of the proposed Transfer and (y) the denominator of which is the total number of Ordinary Shares (1) owned, in the aggregate, by all Participating Holders immediately prior to the consummation of the proposed Transfer, plus (2) issuable upon conversion and exercise of all convertible or exercisable outstanding shares or securities owned by all Participating Holders immediately prior to the consummation of the proposed Transfer, plus (3) the number of Ordinary Shares held by the selling Holder.

15.3	Each Participating Holder shall effect its participation in the proposed Transfer by, no later than ten (10) days after the later of (i) such Participating Holder’s exercise of the Right of Co-Sale, and (ii) the exhaustion of the rights of first refusal as set forth in Article 14 above, delivering to the selling Holder one or more share certificates, properly endorsed for transfer to the Prospective Transferee, representing (a) the number of Series A Preferred Shares that such Holder elects to include in the proposed Transfer, (b) the number of Series B Preferred Shares that such Holder elects to include in the proposed Transfer, (c) the number of Series C Preferred Shares that such Holder elects to include in the proposed Transfer and (d) the number of Ordinary Shares that such Holder elects to include in the proposed Transfer; provided, however, that if the Prospective Transferee objects to the delivery of certain series of Preferred Shares in lieu of Ordinary Shares, such Holder shall first convert such Preferred Shares into Ordinary Shares at the Conversion Rate then in effect, and deliver Ordinary Shares as provided above; provided, further, that a Holder of Preferred Shares may elect to receive the allocation they would otherwise be entitled to receive for their Preferred Shares had such Preferred Shares been converted into Ordinary Shares immediately prior to such sale, and the Proposed Transferee shall agree to such treatment. The Company agrees to make any conversions concurrent with and contingent upon the actual transfer of such shares to the Prospective Transferee.

15.4	The terms and conditions of any sale pursuant to this Article 15 will be memorialised in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction.

15.5	Each stock certificate a Participating Holder delivers to the selling Holder pursuant to Article 15.3 above will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Transfer Notice and the purchase and sale agreement referred to in Article 15.4 above, and the selling Holder shall concurrently therewith remit to each Participating Holder the portion of the sale proceeds to which such Participating Holder is entitled by reason of its participation in such sale. If any Prospective Transferee refuses to purchase shares subject to the Right of Co-Sale from any Participating Holder exercising its Right of Co-Sale hereunder, no Holder may sell any Transfer Stock to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such selling Holder purchases all the shares subject to the Right of Co-Sale from such Participating Holder.

15.6	If any Transfer is not “consummated within sixty (60) days after receipt of the Transfer Notice by the Company, the selling Holder proposing the Transfer may not sell any Transfer Stock unless it first complies in full with each provision of Articles 14 and 15. The exercise or election not to exercise any right by any Holder hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Article 15.

15.7	Application of Co-Sale. The co-sale rights provided in Article 15 shall not apply:

(a)	to any Transfer to the Company;

(b)	to any Transfer by a Holder to a Permitted Transferee of such Holder;

(c)	to any Transfer by any Holder to which Article 14 applies; or

(d)	to any Transfer by any Holder to which Article 16 applies.

(e)	Notwithstanding anything herein to the contrary, the rights and obligations provided for in this Article 15 shall terminate, with respect to all Shares held by any Holder, upon the occurrence of a Qualified Public Offering.

16.	OFFER FOR SHARES (Drag-Along Rights)

16.1	If either the Company or Holdings shall receive a bona fide offer (such receiving party, the “Initiator”) in writing from a third party which is not an Affiliate of such Initiator (a “Third-Party Offeror”) to purchase all of the issued and outstanding shares in the Company or for the merger of the Company or a sale of all or substantially all of the assets of the Company (an “Acquisition Proposal”), and (i) such Acquisition Proposal: (a) is approved by the holders of a majority of the Preferred Shares voting together as a single class on a Fully Converted Basis; (b) is a transaction in which all Holders are allocated proceeds in accordance with these Articles, and any Relevant Agreement and are treated in accordance with these Articles, and (c) is a transaction in which the aggregate per share offer price for the Ordinary Shares is (or in the case of a merger of the Company or a sale of all or substantially all of the assets of the Company is convertible into the right to receive) more than $9.27 as adjusted pursuant to any share capital subdivision or consolidation, and (ii) the Initiator desires to accept or, in the case of an Initiator other than the Company, cause the Company to accept such Acquisition Proposal, the Initiator shall deliver a notice (an “Acquisition Notice”) to the Company (which shall deliver a copy of such Acquisition Notice to each of the other Holders within three (3) business days of its receipt thereof). Such Acquisition Notice shall contain a copy of such Acquisition Proposal, including the name and address of the Third-Party Offeror and the terms of the Acquisition Proposal.

16.2	If any other Holder receives an Acquisition Proposal (which, for this purpose, includes an offer to purchase all of the issued and outstanding Ordinary Shares and any other shares or securities exercisable for or convertible into Ordinary Shares but not an offer to purchase only such other Holder’s Ordinary Shares and any other shares or securities exercisable for or convertible into Ordinary Shares), such Holder shall promptly transmit such Acquisition Proposal to Holdings; provided, however, that Holdings may elect not to pursue such Acquisition Proposal without any liability or obligation to any-Holder or the Company.

16.3	The other Holders (other than the Initiator) (the “Drag-Along Holders”) severally agree that, upon receipt of an Acquisition Notice, they shall be obligated to sell, at the same time as the Initiator sells, all of their Shares to the Third-Party Offeror upon the terms and conditions set forth in the Acquisition Notice, or, as the case may be, to vote their Shares in favour of the merger or sale of all or substantially all of the assets of the Company as described in the Acquisition Notice, and otherwise to take all actions reasonably necessary or appropriate to cause the Company to consummate the Acquisition Proposal. In any such transaction, (a) all of the Ordinary Shares of the Drag-Along Holders shall be purchased at, or in the case of a merger of the Company or a sale of all or substantially all of the assets of the Company be convertible into the right to receive, the same price per Ordinary Share (and the same type of consideration) as received by the Initiator, (b) all of the Series A Preferred Shares of the Drag-Along Holders shall be purchased at, or, in the case of a merger of the Company or a sale of all or substantially all of the assets of the Company, be convertible into the right to receive, the same price per Series A Preferred Share (and the same type of consideration) as received by the Initiator, (c) all of the Series B Preferred Shares of the Drag-Along Holders shall be purchased at, or, in the case of a merger of the Company or a sale of all or substantially all of the assets of the Company, be convertible into the right to receive, the same price per Series B Preferred Share (and the same type of consideration) as received by the Initiator, and (d) all of the Series C Preferred Shares of the Drag-Along Holders shall be purchased at, or, in the case of a merger of the Company or a sale of all or substantially all of the assets of the Company, be convertible into the right to receive, the same price per Series C Preferred Share (and the same type of consideration) as received by the Initiator; and the terms and conditions of such sale, including the sale and exit rights with respect to any non-cash consideration to be received in such sale by the Drag-Along Holders, shall be the same terms and conditions for all other Holders, including the Initiator.

16.4	In the event that any Drag-Along Holder fails to carry out the sale of its Shares to the Third- Party Offeror in accordance with the provisions of Article 16.3 the directors may authorise any two (2) directors for the time being of the Company to execute a transfer of that Drag-Along Holder’s Shares in favour of the Third-Party Offeror and the Company may give a good receipt for the purchase price of that Drag-Along Holder’s Shares and may register the Third-Party Offeror as the holder thereof and issue to it certificates for the same. The receipt of the Company for the purchase money shall be a good discharge to the Third-Party Offeror, who shall not be bound to see to its application, and after the name of the Third-Party Offeror has been entered in the register of members in purported exercise of the foregoing powers, the validity of the proceedings shall not be questioned. A Drag-Along Holder shall in such case be bound to deliver up his certificate for its Shares to the Company whereupon such Drag-Along Holder shall be entitled to receive the purchase price which shall in the meantime be held by the Company on trust for such Drag-Along Holder but without interest.

16.5	Termination of Drag-Along Obligations. Notwithstanding anything herein to the contrary, the rights and obligations provided for in this Article 16 shall terminate, with respect to all Shares held by any Holder, upon the occurrence of a Qualified Public Offering.

17.	PROHIBITED TRANSFERS.

Notwithstanding anything else contained in these Articles no share or any interest therein shall be issued, sold, transferred or otherwise disposed of to any infant, minor, bankrupt or person of unsound mind.

18.	PROCEEDINGS AT GENERAL MEETINGS.

18.1	No business shall be transacted at any meeting of the Holders (or any adjourned meeting of the Holders) unless a quorum of the Holders is present at and throughout the meeting. The quorum at any meeting of the Holders (and any adjourned meeting of the Holders) shall be the holders of a majority of the issued voting share capital present in person or by proxy. If within half (!/2) an hour from the time appointed for a meeting of the Holders a quorum is not present, the meeting shall stand adjourned to the same day (or, if that day is not a business day, to the next following business day) in the next week and at the same time and place or to such other date, time and place as the Board of Directors may determine and give notice thereof to the Holders (not being more than thirty (30) days nor less than three (3) days after the date appointed for the meeting which was adjourned unless otherwise agreed by Holders together holding more than seventy-five percent (75%) of the voting shares in the Company). Regulation 55 shall be modified accordingly.

18.2	An instrument appointing a proxy may, in the case of a corporation, be signed (whether under hand, or by facsimile signature or by electronic signature (as defined in the Electronic Commerce Act, 2000)) on its behalf by a director or the secretary thereof or by its duly appointed attorney or duly authorised representative.

18.3	The instrument appointing a proxy to vote at a meeting shall be deemed also to confer authority to vote on a poll on the election of a chairman and on a motion to adjourn the meeting.

18.4	Where the directors have resolved that the appointment of a proxy may be made in electronic form, the provisions of this Article shall apply and regulations 69 and 70 shall be modified accordingly. Where the appointment of a proxy and any authority under which it is signed or a copy, certified notarially or in some other way approved by the directors, is to be received by the Company in electronic form, it may be so received where an address has been specified by the Company for the purpose of receiving electronic communications:

(a)	in the notice convening the meeting; or

(b)	in any appointment of proxy sent out by the Company in relation to the meeting; or

(c)	in any invitation contained in an electronic communication to appoint a proxy issued by the Company in relation to the meeting;

provided	that it is so received by the Company within such time as the Company may specify.

18.5	The Chairman of a general meeting shall not be entitled to a casting vote.

18.6	Annual general meetings of the Company shall be held in the State unless in respect of any particular such meeting either:

(a)	all the members entitled to attend and vote at such meetings consent in writing to its being held elsewhere; or

(b)	a resolution providing that it be held elsewhere has been passed at the preceding annual general meeting.

18.7	Subject to sections 133 and 141 of the Companies Act 1963, an annual general meeting and a meeting called for the passing of a special resolution shall be called by twenty-one (21) days’ notice in writing at the least and a meeting of the Company (other than an annual general meeting or a meeting for the passing of a special resolution) shall be called by seven (7) days’ notice in writing at the least. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given and shall specify the day, the place and the hour of the meeting and in the case of special business the general nature of that business, and shall be given in a manner authorised by these Articles to such persons as are under these Articles entitled to receive such notices from the Company.

18.8	Any corporation which is a member of the Company may authorise such persons as it minks fit to act as its representative at any meeting or meetings of the Company or of any class of members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual member of the Company. The corporation shall serve on the Company a copy of such resolution duly certified (whether under hand or by facsimile signature or by electronic signature (as defined in the Electronic Commerce Act, 2000)) by a director or other officer of such corporation.

18.9	Subject to section 140 of the Companies Act 1963 concerning annual general meetings, all general meetings (including annual, extraordinary and class meetings of the members of the Company) may be conducted by the use of a conference telephone or similar facility provided that all the members of the Company and the auditors have been notified of the convening of the meeting and the availability of the conference telephone or similar facility for the meeting and, if present at the meeting as hereinafter provided, can hear and contribute to the meeting. Such participation in a meeting shall constitute presence in person at the meeting and the members may be situated in any part of the world for any such meeting.

19.	WRITTEN RESOLUTIONS.

19.1

Subject to section 141 of the Companies Act 1963 and except where a resolution is required by the Acts to be approved at a meeting of shareholders, a resolution in writing signed by members for the time being entitled to attend and vote on such resolutions at a general meeting (or being bodies corporate by their duly authorised representatives) shall be as valid and effective for ail purposes as if the resolution had been passed at a general meeting of the Company duly convened and held, and may consist of several documents in like form, each signed by one or more persons “(whether under hand or by facsimile signature or by electronic signature (as defined in the Electronic Commerce Act, 2000)), and if described as a special resolution shall be deemed to be a special resolution within the meaning of the Acts. Any such resolution shall be served on the Company. For such a resolution to be effective it shall not be necessary for it to be signed by a member who is prohibited whether by these Articles or by law from voting thereon.

19.2	Any written resolution of the members may, in the case of a corporation, be signed (whether under hand, or by facsimile signature or by electronic signature (as defined in the Electronic Commerce Act, 2000)) on its behalf by a director or the secretary thereof or by its duly appointed attorney or duly authorised representative and may consist of several documents in the same form each executed by one or more of the .. members including executions evidenced by means of facsimile transmission.

20.	VOTES OF MEMBERS.

20.1	Subject as provided below in this Article and to any other special rights or restrictions as to voting attached to any shares by or in accordance with these Articles, on a show of hands every member who (being an individual) is present in person or (being a corporation) is present by a duly authorised representative, not being himself a member entitled to vote, shall have one vote and on a poll:

(a)	each Ordinary Share shall entitle the holder to one vote for every Ordinary Share of which he or it is the holder;

(b)	each Series A Preferred Share shall entitle the holder to the number of votes provided for in Article 8.1;

(c)	each Series B Preferred Share shall entitle the holder to the number of votes provided in Article 8.1; and

(d)	each Series C Preferred Share shall entitle the holder to the number of votes provided in Article 8.1.

20.2	A poll may be demanded by any one shareholder who is entitled to attend and vote at the meeting Provided that no shares of any class shall confer any right to vote upon a resolution for the removal from office of a director appointed by the holders of shares of another class.

20.3	Regulation 63 shall not apply.

21.	ALTERNATE DIRECTORS.

21.1	Any director (other than an alternate director) may at any time by notice in writing to the Company appoint any person (including another director) to be an alternate director and may by like notice at any time terminate such appointment. The same person may be appointed as the alternate director of more than one director.

21.2	The appointment of an alternate director shall determine on the happening of any event which if he were a director would cause him to vacate such office or if his appointor ceases to be a director.

21.3	An alternate director shall be entitled to receive notices of meetings of the Board of Directors and of any committee of the Board of Directors of which his appointor is a member and shall be entitled to attend and vote as a director and be counted in the quorum at any such meeting at which his appointor is not personally present and generally at such meeting to perform all functions of his appointor as a director and for the purposes of the proceedings at such meetings the provisions of these Articles shall apply as if he were a director of the relevant class. If an alternate director shall be himself a director or shall attend any such meeting as an alternate for more than one director his voting rights shall be cumulative, but he shall count as only one for the purpose of determining whether a quorum is present. If his appointor is from time to time absent from Ireland or temporarily unable to act through ill-health or disability his signature to any resolution in writing of the Board of Directors shall be as valid and effective as the signature of his appointor. An alternate director shall not (save as aforesaid) have power to act as a director nor shall he be deemed to be a director for the purposes of these Articles.

21.4	An alternate director shall be entitled to contract and be interested in and benefit from contracts or arrangements or transactions and to be repaid expenses and to be indemnified to the same extent mutatis mutandis as if he were a director but he shall not be entitled to receive from the Company in respect of his appointment as an alternate director any remuneration except only such part (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice in writing to the Company from time to time direct.

22.	APPOINTMENT OF DIRECTORS.

22.1	The number of directors shall not exceed seven (7) and shall consist of the following appointees:

(a)	Holdings and its Affiliates shall be entitled to appoint and remove six (6) members of the Board of Directors (each a “Preferred Share designee”) for as long as they together continue to hold 30% of the Ordinary Shares outstanding (including those issuable upon conversion of the Preferred Shares).

(b)	The Chief Executive Officer of the Company from time to time shall be a member of the Board of Directors for so long as he shall hold such office and shall be deemed to have retired as a director on the termination of his contract of employment as the Chief Executive Officer.

22.2

If the Person(s) originally entitled to appoint a director or directors pursuant to Article 22.1 (a) is no longer so entitled to appoint such director or directors, (i) the director or directors appointed by such Person(s) shall automatically be removed from the Board without the requirement of any action on the part of the Board or any Shareholder and (ii) the office of such removed director or directors shall thereafter be elected by vote of the holders of record of the Ordinary Shares and Preferred Shares voting together as a single class on a Fully Converted Basis. Until such time as an election is held to fill any vacancies created pursuant to clause (i) of the preceding sentence, such vacancies shall remain unfilled.

22.3	Any director appointed pursuant to Article 22.1 (a) may be removed without cause by, and any vacancy in the office of any such removed director may be filled by, and only by, the Person(s) entitled under Article 22.1 (a) to appoint that director.

22.4	No director appointed pursuant to Article 22.1 (a) may be removed from office unless (i) such removal is directed or approved by the affirmative vote of the Person(s) entitled under Article 22.1 (a) to appoint that director or (ii) the Person(s) originally entitled to appoint such director pursuant to Article 22.1 (a) is no longer so entitled to appoint such director.

22.5	The number of directors shall not be changed except with the consent of the holders of a majority of the Preferred Shares voting together as a single class on a Fully Converted Basis.

22.6	For the purpose of Article 22.1, a notice of appointment or removal of a director given pursuant to this Article shall take effect upon lodgement at the registered office of the Company or on delivery to a meeting of the Board of Directors or on delivery to the Company Secretary.

22.7	The Board of Directors shall have power at any time from time to time to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing Board of Directors but so that the total number of directors shall not at any time exceed the number fixed in accordance with these Articles; provided, however, that any person appointed to fill vacancy in the office of any director must be approved by the Person(s) entitled under Article 22.1 (a) to appoint that director.

22.8	If Holdings wishes to remove pursuant to Article 22.1 a Preferred Share designee, Holdings confirms and undertakes that it shall be responsible for and hereby agrees to indemnify the other Holders and the Company against any claim by its designee for unfair or wrongful dismissal or other compensation arising out of such removal.

22.9	Holdings shall be entitled to designate representatives (each, an “Observer”) that may attend all meetings of the Board of Directors (and all committees thereof) in a nonvoting observer capacity and, in this respect, each Observer shall receive copies of all notices, minutes, consents and other material that are provided to directors; provided, however, that such Observers may be excluded from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons.

22.10	No director shall be appointed otherwise than as provided in these Articles. Regulations 96 to 100 shall not apply.

23.	RETIREMENT OF DIRECTORS

The directors shall not be subject to retirement by rotation and accordingly regulations 92 to 95 inclusive shall not apply and all other references in the regulations to retirement by rotation shall be disregarded.

24.	DISQUALIFICATION AND REMOVAL OF DIRECTORS

Regulation 91 “shall be modified by deleting paragraph (g) thereof. The office of director shall also be vacated if he shall be removed from office as hereinbefore mentioned.

25.	REMUNERATION OF DIRECTORS

The ordinary remuneration of the directors shall from time to time be determined by an ordinary resolution of the Company, and shall (unless such resolution otherwise provides) be divisible among the directors as they may agree, or, failing agreement, equally, except that any director who shall hold office for part only of the period in respect of which such remuneration is payable shall be entitled only to rank in such division for a proportion of remuneration related to the period during which he has held office. Regulation 76 shall not apply.

26.	PENSIONS

The directors may give or award pensions, annuities, gratuities and superannuation or other allowances or benefits to any employees or ex-employees and to officers and ex-officers (including directors and ex-directors) of the Company or its predecessors in business or of any holding company or subsidiary of the Company or to the relations or dependants of any such persons and may establish, support and maintain pensions, superannuation or other funds or schemes (whether contributory or non-contributory) for the benefit of any such persons and/or their relations or dependants or any of them. Any director shall be entitled to receive and retain for his own benefit any such pension, annuity, gratuity, allowance or other benefit and may vote as a director in respect of the exercise of any of the powers by this Article conferred upon the directors notwithstanding that he is or may become interested therein. Regulation 90 shall not apply.

27.	PROCEEDINGS OF DIRECTORS

27.1	Unless otherwise agreed by a majority of the directors in any particular case, every meeting of the Board of Directors shall be held at the Company’s registered office and the directors shall be present either in person or by telephone conference. Subject as hereinafter provided the quorum for the transaction of the business of the Board of Directors shall be two (2) Preferred Share designees present in person or by teleconference. If a quorum of the Board of Directors is not present at the start of and throughout a duly convened meeting of the Board of Directors or committee meeting, that meeting shall be adjourned to a day not earlier than five (5) business days, and no later than ten (10) business days from the date of such meeting, unless seventy five percent (75%) of the directors agree otherwise. Regulation 102 shall not apply.

27.2	Each director shall have one vote and the Chairman shall not have a casting vote. For so long as Holdings and its Affiliates are entitled to appoint directors pursuant to Article 22.1(a), any Preferred Share designee present at a meeting of the directors shall be able to vote on behalf of any Preferred Share designee who is not present unless notice in writing indicating a position to the contrary has been issued by a Preferred Share designee to the Company secretary in advance of such meeting.

27.3	Meeting conference; quorum; and location.

(a)	A meeting of the Board of Directors may consist of a conference between directors some or all of whom are in different places provided that each director who participates is able:

(i)	to hear each of the other participating directors addressing the meeting; and

(ii)	if he so wishes, to address all of the other participating directors simultaneously;

whether directly, by conference telephone or by any other form of communications equipment (whether or not such equipment is available when these Articles are adopted) or by a combination of those methods.

(b)	A quorum is deemed to be present if the conditions set out in Article 27.3(a) above are satisfied in respect of at least the number of directors required pursuant to Article 27.1 to form a quorum.

(c)	Unless otherwise agreed by the directors a meeting held in this way is deemed to take place at the place where the largest group of participating directors is assembled or, if no such group is readily identifiable, at the place from where the chairman of the meeting participates.

27.4	At any meeting of the Board of Directors or of any committee thereof a resolution put to the vote of the meeting shall be decided on a show of hands upon which each director shall have one vote, subject to Article 27.2.

27.5	The Company shall be responsible for paying all reasonable travelling, hotel and other expenses properly incurred by the directors in attending meetings of the Board of Directors, or any duly appointed committee of the Board of Directors or meetings of the Holders. Unless otherwise decided by the Board of Directors, no directors will be entitled to be paid any fees or other remuneration or emoluments by the Company.

27.6	Any resolution in writing executed (whether under hand or by facsimile signature or by electronic signature (as defined in the Electronic Commerce Act, 2000)) by all of the directors, or by all the members of a committee of the directors, shall be as valid and effective for all purposes as a resolution duly passed at a meeting of the Board of Directors (or committee as the case may be). Such a resolution:

(a)	may consist of several documents in the same form each executed by one or more of the directors or members of the relevant committee, including executions evidenced by means of facsimile transmission;

(b)	need not be signed by an alternate director if it is signed by the director who appointed him; and

(c)	if signed by an alternate director need not also be signed by his appointer.

For such a resolution to be effective it shall not be necessary for it to be signed by a director who is prohibited by these Articles from voting thereon or by his alternate. Regulation 109 of Table A shall not apply.

28.	CHAIRMAN

The chairman shall not have a casting vote. If no chairman is appointed, or, if at any meeting of the Board of Directors he is unwilling to preside or is not present within fifteen (15) minutes after the time appointed for the meeting, those directors who are present at the meeting, shall appoint one of their number to be the chairman of the meeting. Regulation 104 shall not apply.

29.	MINUTES OF DIRECTORS* MEETINGS

Appropriate complete minutes of each meeting of the Board of Directors shall be maintained by the Company and copies thereof distributed to the directors as soon as reasonably practicable after the meeting shall have been held.

30.	DIRECTORS* INTERESTS

A director who is in any way whether directly or indirectly interested in a transaction or arrangement or proposed transaction or arrangement with the Company may vote in respect of any such transaction or arrangement or proposed transaction or arrangement or any matter arising thereout and if he does so vote his vote shall be counted and he shall be capable of constituting a quorum at any meeting of the Board of Directors at which any such transaction or arrangement or proposed transaction or arrangement shall come before the Board of Directors for consideration and may retain for his own absolute use and benefit all profits and advantages directly or indirectly accruing to him thereunder or in consequence thereof.

31.	BORROWING POWERS

The Board of Directors may exercise all the powers of the Company to borrow money, and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and subject as otherwise provided in these Articles to issue debentures, debenture stock or other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

32.	BOARD COMMITTEES

32.1	Holdings will also be entitled to nominate a representative to sit on any committee of the Board.

32.2	The meetings and proceedings of any committee formed by the directors shall be governed by the provisions of these Articles regulating the meetings and proceedings of the directors so far as the same are applicable and are not superseded by any regulations imposed upon such committee by the directors.

32.3	When forming a committee of the directors, the directors may authorise, or may authorise such committee to authorise, any person who is not a director to attend all or any meetings of any such committee on such terms as the directors (or as the case may be such committee) shall think fit, but any person so authorised shall not be entitled to vote at such meetings.

33.	ACCOUNTS

33.1	The directors shall cause proper books of account to be kept which shall contain:

(a)	entries from day to day of all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure takes place;

(b)	a record of the assets and liabilities of the Company;

(c)	a record of all goods purchased, and of all goods sold (except those sold for cash by way of ordinary retail trade), showing the goods and the sellers and buyers in sufficient detail to enable the goods and the sellers and buyers to be identified and a record of all the invoices relating to such purchases and sales;

(d)	statements of stock held by the Company at the end of each financial year and all records of stock takings from which any such statement of stock has been, or is to be, prepared; and

(e)	a record of the services provided and of all the invoices relating thereto.

Proper books of account shall be deemed to be kept if they comply with sections 202(1) and (2) of the Companies Act, 1990 and give a true and fair view of the state of affairs of the Company and explain its transactions.

33.2	The books of account shall be kept at the registered office of the Company or, subject to section 202 of the Companies Act, 1990, at such other place as the directors think fit, and shall at all reasonable times be open for inspection by the directors.

33.3	Subject to section 159(3) of the Companies Act 1963 a copy of every balance sheet (including every document required by law to be annexed thereto) which is to be laid before the annual general meeting of the Company together with a copy of the directors’ report and auditors’ report shall be sent, by post or electronic mail not less than twenty-one days before the date of the annual general meeting, to every person entitled under the provisions of the Acts to receive them.

33.4	As soon as practicable after the end of each financial year of the Company, and in any event within ninety (90) days thereafter, the Company will furnish each holder of Preferred Shares with a balance sheet of the Company, as at the end of such financial year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof) and setting forth in each case in comparative form the figures for the previous financial year, all in reasonable detail. No later than nine (9) months following the end of each fiscal year of the Company, the Company will provide financial statements accompanied by a report and opinion thereon by the independent public accountants of national standing selected by the Board of Directors.

33.5	The Company will furnish each holder of Preferred Shares, as soon as practicable after the end of the first, second and third quarterly accounting periods in each financial year of the Company, and in any event within forty-five (45) days thereafter, with a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current financial year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

33.6	The Company will furnish each holder of Preferred Shares: (i) within thirty (30) days of the beginning of each financial year an annual budget and operating plans for such financial year (and as soon as available, any subsequent written revisions thereto); and (ii) as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, with a balance sheet of the Company as of the end of each such month, and a statement of income and a statement of cash flows of the Company for such month and for the current financial year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles consistently applied (except as noted thereon), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

33.7	The provision of Articles 34.4 to 34.6 shall not apply, and shall terminate upon the earlier of (i) the effective date of the registration statement pertaining to a Qualified Public Offering and (ii) the date on which there are no longer any Preferred Shares in issue.

34.	THE SEAL

The seal shall be used only by the authority of the directors or of a committee of the directors authorised by the directors in that behalf and every instrument to which the seal shall be affixed shall be signed by a director (or by some other person appointed by the directors for that purpose) and shall be counter-signed by the secretary or by a second director or by some other person appointed by the directors for that purpose. The expression “director” in this context shall include any alternate director appointed under Article 21.

35.	NOTICES

(a)	Any notice required to be given by the Company to any person (the “recipient”) under these Articles may be given by means of delivery, post, facsimile, electronic mail (including email) or any other means of communication approved by the directors, to the address or number of the recipient notified to the Company by the recipient for such purpose (or, if not so notified, then to the address or number of the recipient last known to the Company). Any notice so given shall be deemed, in the absence of any agreement to the contrary between the Company and the recipient, to have been served at the time of delivery (or, if delivery is refused, then when tendered) in the case of delivery, at the expiration of twenty-four (24) hours after despatch in the case of post and at the expiration of twelve (12) hours after despatch in the case of facsimile, electronic mail (including email) or other method of communication approved by the directors.

(b)	Any document (including, but not limited to, any notice, appointment, removal and resolution) required or authorised by these Articles to be sent to or served on the Company shall be in writing sent to or served on the Company at its registered office or its principal place of business in Ireland, and may be sent or served by means of delivery, post, facsimile, electronic mail (including email) or any other means of communication approved by the directors, and may bear a printed or facsimile signature of the person or persons required by these Articles to sign such document. The directors may require that the communication of such a document by such means shall be confirmed as soon as possible by delivery to the Company at its registered office or principal place of business in Ireland of such document bearing an original signature of the person by whom it is required to be signed but (provided that the directors are satisfied as to the authenticity of the document communicated as aforesaid) shall be acted upon by the Company and the directors meanwhile; provided that any such document shall be valid and effective for all purposes notwithstanding that for any reason the document is not subsequently so confirmed. Any such document shall take effect, in the absence of any agreement to the contrary between the Company and the person by whom or on whose behalf the document was sent or served, at the time of receipt in the case of delivery and post, and at the expiration of six hours after receipt thereof at the Company’s registered office or principal place of business in Ireland in any other case.

36.	INDEMNITY AND INSURANCE

36.1	Subject to the provisions of and so far as may be permitted by law, every director, secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court. Regulation 138 shall not apply.

36.2	The Company may purchase and maintain for any officer of the Company insurance against any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the Company.

37.	OVERRIDING PROVISIONS

37.1	Notwithstanding the provisions of these Articles the Board of Directors shall be obliged, so far as may be permitted by law, to act in all respects in accordance with and give effect to any Relevant Agreement.

37.2	Where the approval, agreement or consent of any member or director is required under any provision of these Articles to any particular matter, such approval, agreement or consent may be given subject to such terms and conditions as that member or director may require and any breach of such terms and conditions shall ipso facto be deemed to be a breach of these Articles.

38.	REPRESENTATIVES

These Articles shall be binding upon and (except as otherwise provided herein) shall enure for the benefit of each member’s Representatives.